Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces Fourth Quarter and Full-Year 2011 Financial Results

– Company Reports Record Quarterly Revenues –

BETHLEHEM, PA – February 8, 2012 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced its consolidated financial results for the fourth quarter and full year of 2011.

Financial Highlights

•

Consolidated revenues were $23.7 million for the fourth quarter of 2011, a 26% increase from the comparable quarter of 2010. Revenues for the current quarter included $19.5 million from OraSure operations and $4.2 million from DNA Genotek (“DNAG”) operations. The Company completed its acquisition of DNAG on August 17, 2011.

•	Consolidated revenues were $81.9 million for the full-year 2011, a 9% increase from 2010. Full-year revenues included $75.7 million from OraSure operations and $6.2 million from DNAG operations.

•

Consolidated net income for the fourth quarter of 2011 was $115,000, or $0.00 per share, which compares to a net loss of $1.0 million, or $0.02 per share, for the fourth quarter of 2010. The current quarter net income includes a net loss of $195,000, and an income tax benefit of $553,000, both attributable to DNAG.

•

Consolidated net loss for the full-year 2011 totaled $8.8 million, or $0.19 per share, which compares to a net loss of $3.5 million, or $0.08 per share, for 2010. The current year loss includes a $693,000 net loss attributable to DNAG, which reflects $2.1 million in non-cash charges associated with amortization of intangible assets and certain purchase accounting inventory adjustments related to the acquisition, partially offset by $869,000 in related tax benefits. The 2011 consolidated net loss also includes approximately $2.6 million of acquisition-related transaction costs incurred by OraSure and $7.9 million of clinical trial spending related to the Company’s OraQuick® HIV over-the-counter (“OTC”) product.

“During the fourth quarter of 2011, we achieved two major milestones in our principal clinical development programs,” said Douglas A. Michels, President and CEO of OraSure Technologies. “We successfully obtained a CLIA waiver for our OraQuick® HCV rapid test, thereby substantially expanding the potential market for this product, and we filed with the FDA the final of three modules to our pre-market approval application for an OraQuick® HIV OTC test. These significant developments along with the acquisition of DNA Genotek earlier in the year, resulted in a successful 2011 and will provide us with the opportunity to drive growth through new product offerings and access to new markets in 2012 and years to come.”

Financial Results

Excluding DNAG sales, product revenues for the quarter and year ended December 31, 2011 increased 4% and 5%, respectively, primarily as a result of higher sales of the Company’s infectious disease testing, substance abuse and cryosurgical systems products, partially offset by lower sales of its insurance risk assessment products. Licensing and product development revenues for the full year decreased by $2.6 million primarily as a result of the absence of $2.0 million in milestone payments received in 2010 under the terms of the Company’s collaboration agreement with Merck for the development and promotion of the OraQuick® rapid HCV test.

The Company reported consolidated net income of $115,000, or $0.00 per share, for the fourth quarter of 2011, compared to a net loss of $1.0 million, or $0.02 per share, for the fourth quarter of 2010. The current quarter results include $813,000 of intangible asset amortization and a $102,000 purchase accounting inventory adjustment resulting from the DNAG acquisition.

The purchase accounting inventory adjustment is related to the write up of DNAG’s finished goods inventory to fair market value as of the acquisition date. For the quarter and year ended December 31, 2011, this adjustment increased cost of products sold by $102,000 and $852,000, respectively, based on the amount of the acquired inventory sold during each period.

The Company reported a consolidated net loss of $8.8 million, or $0.19 per share, for the year ended December 31, 2011, compared to a net loss of $3.5 million, or $0.08 per share, for the year ended December 31, 2010. The current year’s consolidated loss included $6.2 million of incremental costs associated with the OraQuick® HIV OTC clinical trials, $2.6 million of transaction costs associated with the acquisition of DNAG, $1.2 million in amortization of acquired intangible assets and the $852,000 purchase accounting inventory adjustment described above.

Consolidated gross margin for the three months ended December 31, 2011 was 62% compared to 64% for the three months ended December 31, 2010. Consolidated gross margin was 63% for the years ended December 31, 2011 and 2010. The decrease in gross margin in the current quarter was largely due to an unfavorable change in product revenue mix. Gross margin remained relatively flat for the full year 2011 as the negative impact of the purchase accounting inventory adjustment discussed above was offset by the benefits derived from lower direct labor costs, improved absorption of overhead costs as a result of staffing optimization, and the full implementation of automated manufacturing during 2011.

Consolidated operating expenses increased to $14.9 million in the fourth quarter of 2011 from $12.9 million in the comparable period of 2010 and also increased to $61.1 million for the year ended December 31, 2011, from $50.7 million for the year ended December 31, 2010. These increases reflect the inclusion of DNAG operating expenses, higher clinical trial spending related to the Company’s OraQuick® HIV OTC product and increased legal, accounting, consulting and other transaction costs incurred by OraSure in connection with the DNAG acquisition.

For the quarter and year ended December 31, 2011, the Company also recorded an income tax benefit associated with the DNAG loss before income taxes and certain Canadian research and development and investment tax credits.

Cash, cash equivalents and short-term investments totaled $23.9 million and working capital was $30.9 million at December 31, 2011, compared to $75.7 million and $77.8 million, respectively, at December 31, 2010. The decrease in cash and working capital was largely due to the use of $52.3 million in cash to fund the DNAG acquisition and related transaction expenses.

First Quarter 2012 Outlook

The Company expects total consolidated revenues for the first quarter of 2012 to range from $20.5 to $21.0 million and is projecting a net loss of approximately $0.08 - $0.09 per share for the first quarter of 2012.

Financial Data

	Condensed Consolidated Financial Data
	(In thousands, except per-share data)

	Unaudited

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Results of Operations
Revenues	$23,690	$18,817	$81,881	$75,015
Cost of products sold	9,094	6,853	30,164	27,656

Gross profit	14,596	11,964	51,717	47,359

Operating expenses:
Research and development	3,297	4,048	18,407	13,192
Sales and marketing	6,357	4,830	22,383	20,727
General and administrative	5,222	4,018	20,325	16,794

Total operating expenses	14,876	12,896	61,115	50,713

Operating loss	(280)	(932)	(9,398)	(3,354)
Other expense	(158)	(91)	(312)	(143)

Loss before income taxes	(438)	(1,023)	(9,710)	(3,497)
Income tax benefit	(553)	—	(869)	—

Net income (loss)	$115	$(1,023)	$(8,841)	$(3,497)

Earnings (loss) per share:
Basic and Diluted	$—	$(0.02)	$(0.19)	$(0.08)

Weighted average shares:
Basic	47,264	46,221	46,908	46,187

Diluted	48,893	46,221	46,908	46,187

	Three Months Ended December 31,
	Dollars			Percentage of Total Revenues
Market	2011	2010	% Change	2011	2010

Infectious disease testing	$11,592	$11,437	1%	49%	61%
Substance abuse testing	3,487	2,886	21	15	15
Cryosurgical systems	3,139	2,844	10	13	15
Molecular collection systems	4,194	—	100	17	—
Insurance risk assessment	1,087	1,355	(20)	5	7

Product revenues	23,499	18,522	27	99	98
Licensing and product development	191	295	(35)	1	2

Total revenues	$23,690	$18,817	26%	100%	100%

	Year Ended December 31,
	Dollars			Percentage of Total Revenues
Market	2011	2010	% Change	2011	2010

Infectious disease testing	$44,691	$41,738	7%	55%	55%
Substance abuse testing	12,498	11,671	7	15	16
Cryosurgical systems	12,046	11,965	1	15	16
Molecular collection systems	6,216	—	100	8	—
Insurance risk assessment	5,232	5,825	(10)	6	8

Product revenues	80,683	71,199	13	99	95
Licensing and product development	1,198	3,816	(69)	1	5

Total revenues	$81,881	$75,015	9%	100%	100%

	Three Months Ended December 31,			Year Ended December 31,
OraQuick® Revenues	2011	2010	% Change	2011	2010	% Change

Domestic HIV	$9,775	$10,093	(3)%	$38,722	$38,172	1%
International HIV	721	766	(6)	3,011	1,800	67
Domestic HCV	426	44	868	890	46	1,835
International HCV	387	63	514	672	119	465

Total OraQuick® revenues	$11,309	$10,966	3%	$43,295	$40,137	8%

	Three Months Ended December 31,			Year Ended December 31,
Intercept® Revenues	2011	2010	% Change	2011	2010	% Change

Domestic	$2,096	$1,883	11%	$8,004	$7,274	10%
International	439	454	(3)	1,912	1,976	(3)

Total Intercept® revenues	$2,535	$2,337	8%	$9,916	$9,250	7%

	Three Months Ended December 31,			Year Ended December 31,
Cryosurgical Systems Revenues	2011	2010	% Change	2011	2010	% Change

Professional domestic	$1,678	$1,492	12%	$6,775	$5,967	14%
Professional international	412	520	(21)	1,400	1,385	1
Over-the-Counter	1,049	832	26	3,871	4,613	(16)

Total cryosurgical systems revenues	$3,139	$2,844	10%	$12,046	$11,965	1%

Consolidated Balance Sheets (Unaudited)	December 31, 2011	December 31, 2010
Assets
Cash, cash equivalents and short-term investments	$23,878	$75,738
Accounts receivable, net	17,159	12,471
Inventories	9,621	7,346
Other current assets	2,178	1,930
Property and equipment, net	19,855	19,611
Intangible assets, net	30,383	4,807
Goodwill	24,740	—
Other non-current assets	47	617

Total assets	$127,861	$122,520

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$7,292	$7,791
Accounts payable	4,142	2,899
Accrued expenses	10,542	8,987
Deferred income taxes, net	5,636	—
Stockholders’ equity	100,249	102,843

Total liabilities and stockholders’ equity	$127,861	$122,520

	Year ended December 31,
Additional Financial Data (Unaudited)	2011	2010

Capital expenditures	$2,505	$2,106
Acquisition of DNA Genotek, Inc. (net of cash acquired)	$49,730	$—
Depreciation and amortization	$4,915	$3,012
Stock based compensation	$4,101	$3,229
Cash provided by (used in) operating activities	$(2,991)	$3,887
Accounts receivable – days sales outstanding	68 days	61 days

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2011 fourth quarter and full-year financial results, business developments and first quarter 2012 financial guidance, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 877-348-9357 (Domestic) or 970-315-0488 (International) and reference Conference ID #44923763, or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until February 15, 2012, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #44923763.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of oral fluid diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its innovative products include rapid tests for the detection of antibodies to HIV and HCV at the point of care and testing solutions for detecting various drugs of abuse. In addition, through its wholly-owned subsidiary, DNA Genotek Inc., the Company also is a leading provider of oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, and commercial and industrial entities. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. For more information on OraSure Technologies, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors and success of direct sales efforts; inventory levels at distributors and other customers; ability to integrate and realize the full benefits of the Company’s acquisition of DNA Genotek; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to refinance outstanding debt under expiring credit facilities on acceptable terms or at all; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

# # #